As filed with the Securities and Exchange Commission on June 6, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

HELIOS TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Florida	59-2754337
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7456 16th St E Sarasota, Florida 34243
(Address, including zip code, of registrant’s principal executive offices)

Helios Technologies, Inc. 2023 Equity Incentive Plan

(Full title of the plan)

Marc A. Greenberg General Counsel & Corporate Secretary 7456 16th St E Sarasota, Florida 34243 (941) 362-1200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Joel T. May, Esq.

Jones Day

1221 Peachtree St NE #400

Atlanta, Georgia 30361

(404) 521-3939

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Helios Technologies, Inc. (the “Registrant”) is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). The following documents have been filed by the Registrant with the SEC and are incorporated herein by reference:

a)
The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (File No. 001-40935), filed with the SEC on February 28, 2023;
b)
The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended April 1, 2023 (File No. 001-40935), filed with the SEC on May 9, 2023;
c)
The Registrant’s Current Reports on Form 8-K (File No. 001-40935) filed with the SEC on March 9, 2023, March 20, 2023, May 1, 2023, May 17, 2023, June 2, 2023 and June 5, 2023; and
d)
The description of the Registrant’s Common Stock contained in Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 28, 2019, filed with the SEC on February 25, 2020, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the filing of this registration statement and prior to the filing of a post-effective amendment, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing such documents.

Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any subsequently filed document that also is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under Section 607.0831 of the Florida Business Corporation Act, as amended (the “FBCA”), a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision to take or not to take action, or any failure to take any action, as a director, unless (1) the director breached or failed to perform his or her duties as a director and (2) the director’s breach of, or failure to perform, those duties constitutes: (a) a violation of the criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful, (b) a circumstance under which the transaction at issue is one from which the director derived an improper personal benefit, either directly or indirectly, (c) a circumstance under which the liability provisions of Section 607.0834 are applicable, (d) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful or intentional misconduct, or (e) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. A judgment or other final adjudication against a director in any criminal proceeding for a violation of the criminal law estops that director from contesting the fact that his or her breach, or failure to perform, constitutes a violation of the criminal law; but does not estop the director from establishing that he or she had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful.

Under Section 607.0851 of the FBCA, a corporation has power to indemnify any person who is a party to any proceeding (other than an action by, or in the right of the corporation), by reason of the fact that he or she is or was a director or officer of the corporation against liability incurred in connection with such proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the person did not meet the relevant standard of conduct described in Section 607.0851 of the FBCA. A corporation also has the power to indemnify a director or an officer in connection with a proceeding by or in the right of the corporation for expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation.

The FBCA also provides, under Section 607.0852, that a corporation must indemnify an individual who is or was a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the individual was a party because he or she is or was a director or officer of the corporation against expenses incurred by the individual in connection with the proceeding. Further, under Section 607.0853 of the FBCA, a corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse expenses incurred in connection with the proceeding if the director or officer delivers to the corporation a signed written undertaking of the director or officer to repay any funds advanced if: (a) the director or officer is not entitled to mandatory indemnification under Section 607.0852; and (b) it is ultimately determined that the director or officer has not met the relevant standard of conduct described in Section 607.0851 or the director or officer is not entitled to indemnification under Section 607.0859 (as described below).

Under Section 607.0858 of the FBCA, the indemnification and advancement of expenses provided pursuant to Sections 607.0851, 607.0852 and 607.0853 of the FBCA are not exclusive, and a corporation may, by a provision in its articles of incorporation, bylaws, or any agreement, or by vote of shareholders or disinterested directors, or otherwise, obligate itself in advance of the act or omission giving rise to a proceeding to provide any other or further indemnification or advancement of expenses to any of its directors or officers. However, under Section 607.0859, indemnification or advancement of expenses shall not be made to or on behalf of any director or officer if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (a) willful or intentional misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder; (b) a transaction in which the director or officer derived an improper personal benefit; (c) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; or (d) in the case of a director, a circumstance under which the liability provisions of Section 607.0834 are applicable.

Section 607.0857 of the FBCA provides that a corporation will have the power to purchase and maintain insurance on behalf of and for the benefit of an individual who is or was a director or officer of the corporation, or who, while a director or officer of the corporation, is or was serving at the corporation’s request as a director, officer, manager, member, partner, trustee, employee, or agent of another domestic or foreign corporation, limited liability company, partnership, joint venture, trust, employee benefit plan, or other enterprise or entity, against liability asserted against or incurred by the individual in that capacity or arising from his or her status as a director or officer, whether or not the corporation would have power to indemnify or advance expenses to the individual against the same liability under the FBCA.

The Registrant’s Amended and Restated Articles of Incorporation require the Registrant to indemnify its directors and officers to the full extent permitted by law. We have entered into indemnification agreements with each member of our board of directors and our executive officers. The indemnification agreements require the Registrant to indemnify each director and officer against certain liabilities that may arise by reason of the individual’s status as a director and/or officer of the Registrant, to advance expenses incurred as a result of a proceeding as to which the individual may be indemnified and to cover such individual under any directors’ and officers’ liability insurance policy the Registrant chooses to maintain. The indemnification agreement is intended to provide indemnification rights in addition to any other rights the directors and officers may have under Florida law and the Registrant’s Amended and Restated Articles of Incorporation and Second Amended and Restated Bylaws.

We also maintain insurance coverage relating to certain liabilities of our directors and executive officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1

Amended and Restated Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 in the Pre-Effective Amendment No. 4 to the Registrant’s Registration Statement on Form S-1 filed on December 19, 1996 (File No. 333-14183)).

4.2

Articles of Amendment to Articles of Incorporation effective June 8, 2011 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 000-21835) filed on June 9, 2011).

4.3

Articles of Amendment to Amended and Restated Articles of Incorporation as filed with the Secretary of State of Florida on June 4, 2014 (incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K (File No. 000-21835) filed on June 4, 2014).

4.4

Articles of Amendment to Amended and Restated Articles of Incorporation as filed with the Secretary of State of Florida on June 13, 2019 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report Form 8-K (File No. 000-21835) filed on June 18, 2019).

4.5	Fourth Amended and Restated Bylaws dated June 4, 2021 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 000-21835) filed on June 7, 2021).
4.6

Description of Registrant’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934 (incorporated by reference to Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 28, 2019, filed on February 25, 2020).

4.7

Helios Technologies, Inc. 2023 Equity Incentive Plan (previously filed as Appendix A to the Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 20, 2023, and incorporated herein by reference).

5.1	Opinion of Jones Day.
23.1	Consent of Jones Day (included in Exhibit 5.1).
23.2	Consent of Grant Thornton LLP.
24	Power of Attorney (contained on signature page to this Registration Statement).
107	Calculation of Filing Fee Tables.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sarasota, State of Florida, on this sixth day of June, 2023.

Helios Technologies, Inc.
(Registrant)
By: /s/ Marc A. Greenberg
Name: Marc A. Greenberg
Title: General Counsel & Corporate Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned officers and directors of the Registrant hereby constitutes and appoints Josef Matosevic, Tricia L. Fulton and Marc A. Greenberg, or any of them, each acting alone, as the true and lawful attorney-in-fact or agent, or attorneys-in-fact or agents, for each of the undersigned, with full power of substitution and resubstitution, and in the name, place and stead of each of the undersigned, to execute and file any and all amendments, including post-effective amendments, supplements and exhibits to this Registration Statement, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary, appropriate or desirable to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Josef Matosevic Josef Matosevic	Director, President & Chief Executive Officer (Principal Executive Officer)	June 6, 2023
/s/ Tricia L. Fulton Tricia L. Fulton	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 6, 2023
/s/ Philippe Lemaitre Philippe Lemaitre	Chairman/Director	June 6, 2023
/s/ Douglas M. Britt Douglas M. Britt	Director	June 6, 2023
/s/ Laura Dempsey Brown Laura Dempsey Brown	Director	June 6, 2023
/s/ Cariappa (Cary) M. Chenanda Cariappa (Cary) M. Chenanda	Director	June 6, 2023
/s/ Alexander Schuetz Alexander Schuetz	Director	June 6, 2023
/s/ Diana Sacchi Diana Sacchi	Director	June 6, 2023